AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                               September 30, 2002

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                        Combined Statements of Operations
                              (Dollars in millions)
                                   (Unaudited)

                                                                                  Three months ended           Nine months ended
                                                                                     September 30,               September 30,
                                                                                  2002          2001          2002          2001
                                                                                --------      --------      --------      --------

Revenue                                                                         $  2,547      $  2,500      $  7,512      $  7,756

Operating expenses:
     Cost of services (excluding depreciation of $542, $453,
          $1,607 and $1,374, included below)                                       1,298         1,325         3,889         4,245
     Selling, general and administrative                                             695           608         2,037         1,951
     Depreciation and amortization                                                   738         1,141         2,204         3,633
     Goodwill and franchise impairment charges                                        --            --        16,525            --
     Asset impairment, restructuring and other charges                                --           399            56         1,494
                                                                                --------      --------      --------      --------
Total operating expenses                                                           2,731         3,473        24,711        11,323
                                                                                --------      --------      --------      --------

Operating loss                                                                      (184)         (973)      (17,199)       (3,567)

  Investment income (expense), net                                                    45          (420)       (1,172)       (1,265)
  Other income (expense), net                                                        192           168           523          (891)
  Interest expense                                                                  (379)         (386)       (1,111)       (1,347)
                                                                                --------      --------      --------      --------
Loss before income taxes, net earnings (losses) related to equity investments,  minority  interest and dividends on subsidiary  preferred
    stock, extraordinary gain and cumulative effect of accounting changes           (326)       (1,611)      (18,959)       (7,070)
Benefit for income taxes                                                              30         1,036         5,536         3,214
Net earnings (losses) related to equity investments                                    2           (53)         (615)          (37)
Minority interest and dividends on subsidiary preferred stock                        (66)          169          (206)          905
                                                                                --------      --------      --------      --------
Loss before extraordinary gain and cumulative effect of accounting
    changes                                                                         (360)         (459)      (14,244)       (2,988)
Extraordinary gain (net of income taxes of $(30))                                     --            --            48            --
Cumulative effect of accounting changes (net of income taxes of $530
    and $(142))                                                                       --            --          (856)          229
                                                                                --------      --------      --------      --------

Net loss                                                                        $   (360)     $   (459)     $(15,052)     $ (2,759)
                                                                                ========      ========      ========      ========

See Accompanying Notes to Combined Financial Statements.

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                             Combined Balance Sheets
                              (Dollars in millions)
                                   (Unaudited)

                                                                       September 30,  December 31,
                                                                            2002         2001
                                                                          --------     --------
Assets
------
Cash and cash equivalents                                                 $     --     $     --
Accounts receivable less allowances of $72 and $73                             624          584
Other receivables                                                              172          214
Investments                                                                    459          668
Taxes receivable                                                               443           --
Derivative asset                                                               229           --
Other current assets                                                           155          184
                                                                          --------     --------
    Total current assets                                                     2,082        1,650
                                                                          --------     --------

Property, plant and equipment, net of accumulated depreciation of
    $4,746 and $2,958                                                       15,263       14,519
Franchise costs, net of accumulated amortization of $2,501 in 2001          29,084       42,819
Goodwill, net of accumulated amortization of  $741 in 2001                  15,162       19,361
Other purchased intangible assets, net of accumulated amortization of
    $602 and $458                                                            1,416        1,561
Investments                                                                 17,321       21,913
Other assets                                                                 2,093        1,364
                                                                          --------     --------
    Total assets                                                          $ 82,421     $103,187
                                                                          ========     ========

Liabilities and Combined Attributed Net Assets
----------------------------------------------
Accounts payable                                                          $    775     $    678
Payroll and benefit-related liabilities                                        375          478
Debt maturing within one year                                                2,329        2,824
Short-term debt due to AT&T                                                  7,823        3,959
Other current liabilities                                                    2,032        1,691
                                                                          --------     --------
    Total current liabilities                                               13,334        9,630

Long-term debt                                                              12,701       16,502
Deferred income taxes                                                       20,219       25,810
Other long-term liabilities and deferred credits                               811        1,059
                                                                          --------     --------
      Total liabilities                                                     47,065       53,001
                                                                          --------     --------

Minority interest                                                            1,214        3,302

Company-Obligated Convertible Quarterly Income Preferred Securities
    of Subsidiary Trust Holding Solely Subordinated Debt Securities
    of AT&T                                                                  4,728        4,720

Combined attributed net assets                                              29,414       42,164
                                                                          --------     --------
Total liabilities and combined attributed net assets                      $ 82,421     $103,187
                                                                          ========     ========

See Accompanying Notes to Combined Financial Statements.

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

        Combined Statements of Changes in Combined Attributed Net Assets
                              (Dollars in millions)
                                   (Unaudited)

                                                                      Nine months
                                                                         ended
                                                                      September 30,
                                                                 ----------------------
                                                                   2002          2001
                                                                 --------      --------

Combined attributed net assets:
   Balance at beginning of period                                $ 42,164      $ 43,317
   Net loss                                                       (15,052)       (2,759)
   Contributions from AT&T, net                                     2,122         2,485
   Issuance of common stock by affiliates                              --            39
   Net revaluation of financial instruments                          (589)         (711)
   Recognition of previously unrealized losses                        775           990
   Other comprehensive (loss) income                                   (6)           35
                                                                 --------      --------

   Balance at end of period                                      $ 29,414      $ 43,396
                                                                 ========      ========

Summary of total comprehensive loss:
   Net loss                                                      $(15,052)     $ (2,759)
   Net revaluation of financial instruments (net of income
     taxes of $370 and $447)                                         (589)         (711)
   Recognition of previously unrealized net losses (net of
     income taxes of $(486) and $(624))                               775           990
   Other comprehensive (loss) income (net of income taxes of
     $4 and $(7))                                                      (6)           35
                                                                 --------      --------

   Total comprehensive loss                                      $(14,872)     $ (2,445)
                                                                 ========      ========

See Accompanying Notes to Combined Financial Statements.

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                        Combined Statements of Cash Flows
                              (Dollars in millions)
                                   (Unaudited)

                                                                                             Nine months
                                                                                                ended
                                                                                            September 30,
                                                                                      -------------------------
                                                                                        2002             2001
                                                                                      --------         --------
Operating activities:
    Net loss                                                                          $(15,052)        $ (2,759)
       Adjustments to reconcile net loss to net cash provided by (used in)
       operating activities:
       Cumulative effect of accounting change, net of income taxes                         856             (229)
       Extraordinary gain, net of income taxes                                             (48)              --
       Net (gains) losses on sales of businesses and investments                            (4)             451
       Goodwill and franchise impairment charges                                        16,525               --
       Asset impairment, restructuring and other charges, net of cash payments              11            1,386
       Depreciation and amortization                                                     2,204            3,633
       Provision for uncollectible receivables                                             189              181
       Net losses related to equity investments                                          1,001               43
       Deferred income taxes                                                            (4,757)          (3,353)
       Investment impairment charges, net                                                1,272               88
       Put option mark-to-market charge                                                     --              838
       Minority interest and dividends on subsidiary preferred stock                       197             (936)
       Net revaluation of certain financial instruments                                   (499)             924
       (Increase) decrease in accounts receivable                                         (152)              78
       Increase (decrease) in accounts payable                                             109             (393)
       Net change in other operating assets and liabilities                               (757)            (774)
       Other adjustments, net                                                              122               43
                                                                                      --------         --------

            Net cash provided by (used in) operating activities                          1,217             (779)
                                                                                      --------         --------

Investing activities:
    Capital expended for property and equipment, net of proceeds from disposal          (2,718)          (2,521)
    Sales of marketable securities                                                          --              102
    Purchase of marketable securities                                                       --              (18)
    Investment distributions and sales                                                      17              379
    Investment contributions and purchases                                                 (21)            (273)
    Net cash (paid) received for acquisitions and dispositions of businesses                (1)           4,812
    Other investing activities, net                                                       (154)            (153)
                                                                                      --------         --------

            Net cash (used in) provided by investing activities                         (2,877)           2,328
                                                                                      --------         --------

Financing activities:
    Proceeds from long-term debt issuances                                                  49               98
    Retirement of long-term debt                                                        (2,009)            (905)
    Dividends paid on preferred securities                                                (255)            (190)
    Change in short-term debt due to AT&T                                                3,852             (440)
    Transfers from (to) AT&T, net                                                           23               80
                                                                                      --------         --------

            Net cash provided by (used in) financing activities                          1,660           (1,357)
                                                                                      --------         --------

Net change in cash and cash equivalents                                                     --              192
Cash and cash equivalents at beginning of period                                            --               61
                                                                                      --------         --------
Cash and cash equivalents at end of period                                            $     --         $    253
                                                                                      ========         ========

See Accompanying Notes to Combined Financial Statements.

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)


(1)  Basis of Presentation
     ---------------------

     AT&T Broadband Group is an integrated business of AT&T Corp. ("AT&T") and not a stand-alone entity. AT&T Broadband Group consists primarily of the assets, liabilities and business of AT&T Broadband, LLC (formerly Tele-Communications, Inc. ("TCI")), and MediaOne Group, Inc. ("MediaOne"). As of September 30, 2002, AT&T Broadband, LLC ("ATTBLLC") and MediaOne were both separate subsidiaries of AT&T. AT&T Broadband Group is one of the nation's largest broadband communications providers, providing cable television, high-speed cable Internet and broadband telephone services.

     On November 18, 2002, AT&T and Comcast Holdings Corporation (formerly named Comcast Corporation) ("Old Comcast") completed the combination of Old
     Comcast and AT&T Broadband Corp., a newly formed company for AT&T's broadband business (the "AT&T Comcast Merger"). The AT&T Comcast Merger occurred in several steps. First, AT&T assigned and transferred to AT&T Broadband Corp. substantially all of the assets, liabilities and business of AT&T Broadband Group. Following the transfer, AT&T spun off AT&T Broadband Corp. to AT&T shareholders (the "AT&T Broadband Spin-Off"). Immediately following the AT&T Broadband Spin-Off, AT&T Broadband Corp. and Old Comcast were merged into separate subsidiaries of Comcast Corporation (formerly named AT&T Comcast Corporation ) ("New Comcast"). AT&T shareholders received 0.3235 of a share of New Comcast Corporation Class A common stock for each share of AT&T common stock owned at the close of business on November 15, 2002. In the following text, "Comcast" refers to both Old Comcast and New Comcast.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

     On May 3, 2002, AT&T Broadband Corp. and New Comcast, as co-borrowers, entered into definitive credit agreements with a syndicate of lenders for an aggregate of approximately $12.8 billion in order to obtain the financing necessary to complete the AT&T Comcast Merger. On November 18, 2002, AT&T Broadband Corp. borrowed $6.5 billion under such credit facility to complete the AT&T Comcast Merger. Approximately $5.9 billion of such proceeds were used to make a cash payment to AT&T for repayment of intercompany debt owed by AT&T Broadband Group to AT&T. See notes 7 and 9 for additional discussion of the repayment of all intercompany debt owed by AT&T Broadband Group to AT&T in connection with the AT&T Comcast Merger.

     The combined financial statements of AT&T Broadband Group are prepared in accordance with generally accepted accounting principles and in management's opinion, include all adjustments necessary for a fair presentation of combined operations, financial position and statement of cash flows for the periods presented. The combined financial statements of AT&T Broadband Group reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Broadband Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position, and cash flows of AT&T Broadband Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. All significant intercompany accounts and transactions within the AT&T Broadband Group have been eliminated. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of AT&T Broadband Group in the future or what they would have been had AT&T Broadband Group been a separate, stand-alone entity during the periods presented. In addition, the combined results for interim periods presented are not necessarily indicative of results for the full year. Earnings per share disclosure has not been presented as AT&T Broadband Group is a business unit of AT&T and earnings per share data is not considered meaningful.

     Prior to the AT&T Comcast Merger, AT&T Broadband Group's operations were dependent on cash infusions from AT&T in order for AT&T Broadband Group to operate and execute on its business and growth strategies. At the time of the AT&T Comcast Merger, substantially all of the assets and liabilities of AT&T Broadband Group were assigned and transferred to AT&T Broadband Corp. which was then merged into New Comcast.

     Certain prior period amounts have been reclassified to conform to the 2002 presentation.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

     Debt attributed to AT&T Broadband Group includes the third party obligations of ATTBLLC and MediaOne and monetization debt backed by assets held by AT&T Broadband Group. Additional intercompany debt was allocated to AT&T Broadband Group to achieve a total debt level based on several factors, including prospective financing requirements, desired stand-alone credit profile, working capital and capital expenditure requirements, expected sources of future deleveraging, and comparable company profiles. Changes in historical intercompany debt were based on historical cash flows. Such cash flows include capital expenditures, operating activities, and investments in and dispositions of cable companies. The historical interest expense on the allocated intercompany debt was calculated based on a rate intended to be equivalent to the rate AT&T Broadband Group would receive if it were a stand-alone entity.

     AT&T performed cash management functions on behalf of the AT&T Broadband Group. Substantially all of AT&T Broadband Group's cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Transfers of cash to and from AT&T, after giving consideration to the debt allocation methodology, were reflected as a component of combined attributed net assets. Net transfers to or from AT&T were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Broadband Group have been treated as noncash transactions. In addition, certain transactions in which AT&T issued AT&T common stock in exchange for net assets and obligations attributed to AT&T Broadband Group have been treated as noncash transactions.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Broadband Group as it was not deemed practicable to specifically identify such common costs to AT&T Broadband Group. The allocation of corporate overhead was divided into an allocation of shared services and other corporate overhead. Costs of shared services were allocated to AT&T Broadband Group based on transaction based prices. Other corporate overhead was allocated to AT&T Broadband
     Group based on the ratio of AT&T Broadband Group's external costs and expenses adjusted for any functions AT&T Broadband Group performed on its own. The costs of these services charged to AT&T Broadband Group are not necessarily indicative of the costs that would have been incurred if AT&T Broadband Group had performed these functions entirely as a stand-alone entity. However, management believes such allocations are reasonable.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

     Consolidated income tax provisions or benefits, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Broadband Group based principally on the taxable income and tax credits directly attributable to AT&T Broadband Group, resulting in essentially a stand-alone presentation. AT&T and AT&T Broadband Corp. entered into a tax sharing agreement effective as of January 1, 2002, which, consistent with the principles described in the preceding sentence, provided for tax sharing payments based on the tax expense or tax benefits of a hypothetical affiliated group consisting of AT&T Broadband Group and AT&T. Based on this agreement, the consolidated tax liability before credits were allocated between the groups, based on each group's contribution to the consolidated taxable income of the hypothetical group. Consolidated tax credits of the hypothetical group were allocated between groups based on each group's contribution to such tax credit.

(2)  Significant Accounting Policies
     -------------------------------

     Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and
     ---------------------------------------------------------------------------
     Other Intangible Assets"
     ------------------------

     Effective January 1, 2002, AT&T Broadband Group adopted SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, but instead be tested for impairment at least annually. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. In addition, the amortization period of intangible assets with finite lives will no longer be limited to 40 years. AT&T Broadband Group has determined that franchise costs are indefinite-lived assets, as defined in SFAS 142, and therefore are not subject to amortization beginning in 2002. In accordance with SFAS 142, goodwill was tested for impairment by comparing the fair value of the reporting units to its carrying value. As of January 1, 2002, the fair value of the reporting unit's goodwill exceeded its carrying value, and therefore no impairment loss was recognized upon adoption. Franchise costs were tested for impairment as of January 1, 2002, by comparing the fair value to the carrying value (at the market level). An impairment loss of $856, net of taxes of $530, was recorded in the first quarter of 2002 and included in the cumulative effect of accounting changes in the accompanying combined statement of operations. (See Note 4 for interim testing of goodwill and franchise costs.)

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

     The following table presents the impact of amortization under SFAS 142 on net loss had the standard been in effect for the three and nine months ended September 30, 2001.


                                                   Three months ended            Nine months ended
                                                     September 30,                 September 30,
                                                    2002          2001          2002          2001
                                                  --------      --------      --------      --------
     Reported loss before extraordinary gain
          and cumulative effect of accounting
          changes                                 $   (360)     $   (459)     $(14,244)     $ (2,988)
     Add back amortization, net of tax:
          Goodwill*                                   --             147          --             465
          Equity method excess basis                  --              12          --              74
          Franchise costs                             --             181          --             572
                                                  --------      --------      --------      --------
     Adjusted reported loss before
          extraordinary gain and cumulative
          effect of accounting changes                (360)         (119)      (14,244)       (1,877)
          Extraordinary gain, net of income
            taxes                                     --            --              48          --
          Cumulative effect of accounting
            changes, net of income taxes              --            --            (856)          229
                                                  --------      --------      --------      --------
     Adjusted net loss                            $   (360)     $   (119)     $(15,052)     $ (1,648)
                                                  ========      ========      ========      ========


     *Goodwill amortization is net of the At Home Corporation ("Excite@Home") minority interest impact on goodwill.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

     As of September 30, 2002, goodwill declined $4.2 billion compared with December 31, 2001 primarily as a result of impairment losses recorded in the second quarter of 2002 (see Note 4).

     Other purchased intangible assets consist primarily of customer lists. The amortization expense associated with other purchased intangible assets for the three and nine months ended September 30, 2002 was $49 and $148, respectively. Annual amortization expense for other purchased intangible assets is estimated to be $196 for the years 2002 through 2006.

     SFAS No. 144,  "Accounting  for the  Impairment  or Disposal of  Long-Lived
     ---------------------------------------------------------------------------
     Assets"
     -------

     On January 1, 2002, AT&T Broadband Group adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The adoption of SFAS 144 had no impact on AT&T Broadband Group's results of operations, financial position or cash flows.

     For a detailed discussion of significant accounting policies, please refer to AT&T Broadband's Group's combined financial statements for the year ended December 31, 2001.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                   (Unaudited)

(3)  Summary of Recognition of Previously Unrealized Losses
     ------------------------------------------------------

     AT&T Broadband Group has investment holdings classified as "available-for-sale" under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). These securities are carried at fair value with any unrealized gains or losses, net of income taxes, included within other comprehensive income as a component of combined attributed net assets. Under SFAS 115, when the "available-for-sale" securities are sold or when management of AT&T Broadband Group believes a decline in the investment value is other-than-temporary, the previously unrealized gains or losses shall be recognized in earnings. AT&T Broadband Group recognizes such gains or losses through investment income (expense) in the accompanying combined statement of operations. If these securities are part of a hedging relationship in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") to the extent that there are offsetting amounts generated by the related derivatives, these amounts are also recognized in earnings in investment income (expense). In addition, upon the adoption in January 2001, of SFAS 133, AT&T Broadband Group reclassified certain securities to "trading", resulting in the recognition in earnings of previously unrealized losses through other income (expense). Following is a summary of the recognition of previously unrealized losses that were recognized in the consolidated statement of operations for the nine months ended September 30, 2002 and 2001:

                                                             Nine months ended
                                                               September 30,
                                                             2002        2001
                                                             ----        ----
     Other than temporary investment impairments, net
          (net of income taxes of $486 and $26)              $775        $ 42
     Reclassification of securities to "trading"
          in conjunction  with the adoption of
          SFAS 133 (net of income taxes of $446)               --         708
     Settlement of exchangeable notes (net of income
          taxes of $152)                                       --         240
                                                             ----        ----
          Total recognition of previously unrealized
              losses                                         $775        $990
                                                             ====        ====

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

(4)  Impairment Charges
     ------------------

     Goodwill and Franchise Impairment Charges
     -----------------------------------------

     SFAS 142 requires that intangible assets not subject to amortization and goodwill shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of the intangible asset/goodwill with its carrying amount.

     In the second quarter of 2002, AT&T Broadband Group noted significant changes in the general business climate as evidenced by the severe downward movement in the U.S. stock market (including the decline in values of publicly traded cable industry stocks). At June 30, 2002, five cable competitors as a group experienced an average decline in total market capitalization of over 20% since January 1, 2002. AT&T Broadband Group has also witnessed corporate bankruptcies. AT&T Broadband Group believed these factors coupled with the then pending AT&T Comcast Merger created a "trigger event" which necessitated the testing of goodwill and franchise costs for impairment as of the end of the second quarter.

     AT&T Broadband Group assessed impairment on the same principles employed during the initial adoption of SFAS 142. Such testing resulted in the recognition of a $12,298 franchise cost impairment charge and a $4,227 goodwill impairment charge (aggregating to $11,781 after-tax) recorded in goodwill and franchise impairment charges in the accompanying combined statement of operations.

     Investment Impairment Charges
     -----------------------------

     In accordance with SFAS 115 and APB Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock," ("APB 18"), AT&T Broadband Group evaluated its portfolio of investments as of September 30, 2002 for potential impairments. SFAS 115 and APB 18 both require the recognition in earnings of declines in value of cost and equity method securities which are other than temporary.

     Given the significant decline in stock prices, the length of time these investments have been below market and industry specific issues, AT&T Broadband Group believed that certain investments would not recover their cost basis in the foreseeable future. Accordingly, AT&T Broadband Group believed the declines in value were other than temporary and, as a result, AT&T Broadband Group recorded total net investment impairments of $2,261 pretax ($1,389 after tax) in the first nine months of 2002. The following is a breakout of the investment impairment charges recorded by type of investment.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

     Cost Method Investments
     -----------------------

     In the first nine months of 2002, AT&T Broadband Group recorded net investment impairment charges on cost method investments of $1,272 pretax ($781 after tax), within investment expense, net in the accompanying combined statement of operations. These charges primarily related to securities that are classified as "available-for-sale" and were marked-to-market through other comprehensive income as a component of combined attributed net assets. These charges primarily consisted of impairments on investments in Cablevision Systems Corporation ("Cablevision") ($608 pretax, $374 after-tax), Comcast ($278 pretax, $171 after-tax) and Microsoft Corporation ($158 pretax, $97 after-tax).

     AT&T Broadband Group's investment in Cablevision stock is monetized by debt which is indexed to the value of Cablevision shares. The debt contains an embedded derivative which is designated as a cash-flow hedge under the provisions of SFAS 133 and is marked-to-market through other comprehensive income. At the time AT&T Broadband Group recognized the other than temporary decline in the value of the Cablevision stock as an expense, AT&T Broadband Group also recognized, in investment income (expense), net in the accompanying combined statement of operations, the unrealized gain on the embedded derivative that was previously recorded in other comprehensive income, resulting in the $608 pretax impairment discussed above, as permitted by SFAS 133.

     Equity Method Investments
     -------------------------

     In the first nine months of 2002, AT&T Broadband Group recorded investment impairment charges on equity method investments of $989 pretax ($608 after-tax) within net (losses) earnings related to equity investments in the accompanying combined statement of operations. These charges consisted of impairments of cable partnerships, primarily Texas Cable Partners, LP ($398 pretax, $245 after-tax), Insight Midwest LP ($162 pretax, $99 after-tax), Kansas City Cable Partners ($157 pretax, $96 after-tax), Parnassos Communications, LP ($132 pretax, $81 after-tax) and Century-TCI California Communications, LP ($101 pretax, $62 after-tax). Parnassos Communications, LP and Century-TCI California Communications, LP represent the only partnership investments AT&T Broadband Group has with Adelphia Communications Corporation. Adelphia Communications Corporation and subsidiaries (including Parnassos Communications, LP and Century-TCI California Communications, LP) filed for Chapter 11 bankruptcy on June 25, 2002.

(5)  Restructure of Time Warner Entertainment Company L.P.
     -----------------------------------------------------

     AT&T Broadband Group holds a 27.64% interest in Time Warner Entertainment L.P. ("TWE"). In February 2001, AT&T requested that TWE begin the process of converting its limited partnership into a corporation with registered equity securities.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

     On August 21, 2002, AT&T, Comcast and AOL Time Warner ("AOL") entered into an agreement to restructure the TWE partnership. The restructuring agreement is intended to provide for a more orderly and timely disposition of AT&T Broadband Group's entire stake in TWE than would be available under the registration rights provisions of the TWE partnership agreement. Under the agreement, AT&T Broadband Group will receive $2.1 billion in cash, $1.5 billion in common stock of AOL (valued as of the time of closing and subject to certain limitations), and an effective 21% equity interest in a new cable company to be named Time Warner Cable, which will consist of all of AOL's cable properties, including those already in TWE. As a result of the AT&T Comcast Merger, Comcast has assumed all of AT&T Broadband Group's interest in TWE and in the restructuring agreement, and Comcast will have registration rights enabling it to dispose of its shares in Time Warner Cable and in AOL. The TWE restructuring is expected to close in the first quarter of 2003.

     Additionally,  AT&T  Broadband,  Comcast and AOL have  reached a three year non-exclusive agreement under which AOL's high speed broadband service would be made available on New Comcast cable systems which pass approximately 10 million homes.

     The TWE restructuring is subject to receipt of certain regulatory approvals and other closing conditions, certain of which are outside the control of AT&T and Comcast. There can be no assurance that the transaction contemplated by the TWE restructuring agreement will be consummated. If the restructuring agreement is terminated, the parties will return to the registration rights process under the TWE partnership agreement.

(6)  Asset Impairment, Restructuring and Other Charges
     -------------------------------------------------

     For the three months ended September 30, 2002, AT&T Broadband Group had no asset impairment, restructuring and other charges. For the nine months ended September 30, 2002, AT&T Broadband Group recorded $56 of asset impairment, restructuring and other charges associated with efforts to reorganize and streamline certain centralized and field functions. The $56 includes headcount reductions of $42 associated with employee separation costs resulting from this exit plan, $27 in connection with facility closings and $4 for other charges. These charges were partially offset by the reversal of $17 related to the business restructuring plan from the third quarter of 2001 which was due to the redeployment of certain employees to different functions within AT&T Broadband Group. Approximately 900 employees will be involuntarily separated in conjunction with this exit plan. Approximately 75% of the affected employees are management employees and 25% are non-management employees. Approximately 80% of the affected employees have left their positions as of September 30, 2002 with the remaining reductions expected to occur throughout the remainder of 2002. More than $34 of termination benefits were paid to employees during the first nine months of 2002 related to this exit plan.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

     The following table displays the activity and balances of the restructuring reserve account from January 1, 2002 to September 30, 2002.

                              January 1,                       September 30,
                                 2002                             2002
   Type of Cost                Balance   Additions  Deductions   Balance
   ------------                -------   ---------  ----------   -------
     Employee separations        $22        $42        $56        $ 8
     Facility closings
        and lease
        terminations              12         27         12         27
     Other                        --          4          4         --
                                 ---        ---        ---        ---
     Total                       $34        $73        $72        $35
                                 ===        ===        ===        ===


     Total deductions included cash payments of $55 related to employee separations and facility closings and a reversal of $17 related to the second quarter 2001 business restructuring plan.

     During the third quarter of 2001, $399 of net restructuring and other charges were recorded by Excite@Home. Included in these charges were $376 of asset impairment charges and $23 of restructuring and exit costs, primarily due to continued weakness in the on-line media market and the bankruptcy filing of Excite@Home. These charges included the write-off of goodwill and other intangible assets, warrants granted in connection with distributing the @Home service and fixed assets.

     Net restructuring and other charges for the nine months ended September 30, 2001, totaled $1,494. The charge included $1,171 of asset impairment charges related to Excite@Home, $323 for restructuring and exit costs, which consisted of $151 for severance costs, $156 for facility closings and $16 primarily related to termination of contractual obligations. Since AT&T Broadband Group consolidated, but only owned approximately 23% of Excite@Home, a portion of the charges recorded by Excite @Home was not included as an increase to AT&T Broadband Group's net loss, but rather eliminated in the statement of operations as a component of minority interest and dividends on subsidiary preferred stock.

     The severance costs, for approximately 7,700 employees, primarily resulted from synergies created by the MediaOne merger as well as continued cost reduction efforts by Excite@Home. These business restructuring plans were substantially completed by March 31, 2002.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)
                                  (Unaudited)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

(7)  Debt Obligations
     ----------------

     During the first nine months of 2002, AT&T Broadband Group called $1,516 of TCI Communications Financing I, II and IV, MediaOne Financing Trust A and B and MediaOne Finance II Trust Preferred Securities for early redemption. This redemption resulted in a gain on early extinguishment of debt recorded as an extraordinary gain of $48, net of tax ($78 pretax). The gain represents the difference between the carrying value of the debt and the cash paid to extinguish the debt.

     On August 12, 2002, in connection with the AT&T Comcast Merger, AT&T filed a preliminary prospectus contemplating a potential offer to exchange an aggregate of $11.8 billion of AT&T's existing debt securities. The exchange offer involved two types of transactions. The first involved an exchange of certain series of AT&T notes for new notes that would ultimately become obligations of AT&T Broadband Corp. Comcast and certain of its subsidiaries would guarantee these obligations upon completion of the AT&T Comcast Merger. The second involved an exchange of other series of AT&T notes for new notes that would remain obligations of AT&T.

     On October 4, 2002, AT&T and Comcast commenced the exchange offer. On November 14, 2002, the exchange offer was consummated with $3.5 billion of AT&T debt exchanged for AT&T Broadband debt which were obligations of AT&T and AT&T Broadband Corp. Effective as of the date of the AT&T Comcast Merger, the AT&T Broadband debt became primary obligations of AT&T Broadband Corp. and became fully and unconditionally guaranteed by New Comcast and certain of its subsidiaries. Such debt ultimately reduced the amount that AT&T Broadband Group was required to pay AT&T on the date of the AT&T Comcast Merger. (See Note 9). In the exchange offer, $4.7 billion of debt was exchanged for new AT&T debt. Neither AT&T, AT&T Broadband Group, nor any other entity received any proceeds from the issuance of the new notes in the exchange offer.

     At  December  31,  2001,  AT&T  Broadband  Group  had  exchangeable   notes
     outstanding, which were indexed to 9.8 million shares of Rainbow Media Group common stock. On August 20, 2002, Cablevision Systems Corporation exchanged each share of Rainbow Media Group common stock for 1.19093 shares of Cablevision NY Group (Cablevision) common stock. As a result of the exchange, AT&T Broadband Group's exchangeable notes outstanding at September 30, 2002, were now indexed to 11.7 million shares of Cablevision common stock, with a put price of $18.89 per share and a call price of $23.05 per share. All other provisions of the exchangeable notes remain the same.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

(8)  Minority Interest
     -----------------

     Pursuant to the AT&T Comcast Merger agreement, AT&T was required to redeem the outstanding TCI Pacific Communications, Inc. 5% Class A Senior Cumulative Exchangeable Preferred Stock ("TCI Pacific Preferred Stock") for AT&T common stock. Each share of TCI Pacific Preferred Stock was exchangeable at the option of the holder for 8.365 shares of AT&T common stock. As of September 30, 2002, all outstanding shares (approximately 6.2 million) of TCI Pacific preferred Stock with a carrying value of $2.1 billion at December 31, 2001 had either been exchanged or redeemed for approximately 51.8 million shares of AT&T common stock. The value of these shares of AT&T common stock were contributed to AT&T Broadband Group by AT&T and are reflected in combined attributed net assets. The TCI Pacific Preferred Stock was reflected in minority interest in the accompanying combined balance sheets prior to its exchange. No gain or loss was recorded on the exchange/redemption of the TCI Pacific Preferred Stock.

(9)  Related Party Transactions
     --------------------------

     As discussed in Note 1, AT&T provided necessary working capital requirements through intercompany debt and capital contributions to AT&T Broadband Group. These amounts are reflected in the accompanying combined balance sheets as short-term debt due to AT&T or a component of combined attributed net assets. Short-term debt due to AT&T and interest was assumed based upon the methodology outlined in Note 1. Intercompany debt was $7,823 and $3,959 at September 30, 2002 and December 31, 2001, respectively. Intercompany interest expense was $98 and $53 for the three months ended September 30, 2002 and 2001, respectively, and $253 and $257 for the nine months ended September 30, 2002 and 2001, respectively. Simultaneously with the AT&T Comcast Merger, the short-term debt due to AT&T was contributed by AT&T to AT&T Broadband Corp. AT&T Broadband Corp. then paid a dividend to AT&T in an amount equal to the short-term debt due to AT&T reduced by the $3.5 billion AT&T Broadband Corp. notes which became the obligation of AT&T Broadband Corp. in the exchange offer (see Note 7).

     AT&T Consumer Services Group provided AT&T Broadband Group with sales support and customer care services at cost based prices. For the three months ended September 30, 2002 and 2001, such amounts totaled $27 and $46, respectively, and for the nine months ended September 30, 2002 and 2001, such amounts totaled $110 and $142, respectively, and were included in selling, general and administrative expenses in the accompanying combined statements of operations.

     In addition, AT&T Business Services Group provided AT&T Broadband Group with wireline communication and other services. For the three months ended September 30, 2002 and 2001, such amounts totaled $94 and $61, respectively, and for the nine months ended September 30, 2002 and 2001, charges for such services totaled $265 and $171, respectively, and were included in costs of services in the accompanying combined statements of operations.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

     AT&T allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to AT&T Broadband Group, as well as costs for AT&T employees who directly supported the activities of the AT&T Broadband Group. Charges for such services amounted to $18 and $41 for the three months ended September 30, 2002 and 2001, respectively and $80 and $127 for the nine months ended September 30, 2002 and 2001, respectively. These amounts were included in selling, general and administrative expenses in the accompanying combined statements of operations and were determined based on the methodology described in note 1.

     During 2001, AT&T Broadband Group had related party transactions with a Liberty Media Group ("LMG") subsidiary. Included in cost of services in the accompanying combined statement of operations were programming expenses related to such LMG subsidiary. Those expenses amounted to $27 and $199, respectively, for the quarter-to-date and year-to-date periods through July 31, 2001, the deemed effective LMG spin-off date from AT&T for accounting purposes.

     AT&T Broadband Group transferred $628 of marketable securities and equity investments and $180 of related deferred tax liabilities to AT&T through combined attributed net assets during the first quarter of 2001. No gain or loss was recorded in this transaction.

(10) New Accounting Pronouncements
     -----------------------------

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. For AT&T Broadband Group, this means that the standard will be adopted on January 1, 2003. AT&T Broadband Group does not expect that the adoption of this statement will have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

     On April 30, 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections" ("SFAS 145"). SFAS 145 eliminates the requirement that gains and losses from the extinguishments of debt be aggregated and classified as an extraordinary item, net of the related income tax. An entity is not prohibited from classifying such gains and losses as extraordinary items, as long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In addition, SFAS 145 requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for in the same manner as sale-leaseback transactions. The rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" is effective for fiscal years beginning after May 15, 2002, which for AT&T Broadband Group means January 1, 2003. Earlier application is encouraged. Any gain or loss on extinguishment of debt that was previously classified as an extraordinary item would be reclassified to other income (expense). The remainder of the statement is generally effective for transactions occurring after May 15, 2002. AT&T Broadband Group does not expect that the adoption of SFAS No. 145 will have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

     On June 28, 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities ("SFAS 146"). This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities. This statement includes the restructuring activities that are currently accounted for pursuant to the guidance set forth in Emerging Issues Task Force ("EITF") 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Costs incurred in a Restructuring)" ("EITF 94-3"), costs related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated
     - nullifying the guidance under EITF 94-3. Under SFAS 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. Previously issued financial statements will not be restated. The provisions of EITF 94-3 shall continue to apply for exit plans initiated prior to the adoption of SFAS 146. Accordingly, the initial adoption of SFAS 146 will not have an effect on AT&T Broadband Group's results of operations, financial position or cash flows. However, liabilities associated with future exit and disposal activities will not be recognized until actually incurred.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

(11) Commitment and Contingencies
     ----------------------------

     In the normal course of business AT&T Broadband Group is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, AT&T Broadband Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2002. These matters could affect the operating results of any one quarter when resolved in future periods. However, management believes after final disposition, any monetary liability or financial impact to AT&T Broadband Group beyond that provided for at September 30, 2002 would not be material to AT&T Broadband Group's annual combined financial statements.

     On March 13, 2002, AT&T Broadband Group informed CSG Systems, Inc. ("CSG") that it was considering the initiation of an arbitration against CSG relating to a Master Subscriber Management System Agreement ("Master Agreement") that the two companies entered into in 1997. Pursuant to the Master Agreement, CSG provides billing support to AT&T Broadband Group. On May 10, 2002, AT&T Broadband Group filed a demand for arbitration against CSG before the American Arbitration Association. On May 30, 2002, CSG answered AT&T Broadband Group's arbitration demand and asserted various counterclaims against AT&T Broadband Group. In the event that this process results in the termination of our agreement with CSG, AT&T Broadband Group may incur significant costs in connection with its replacement of these customer care and billing services and may experience temporary disruption to its operations.

     On August 11, 2002, US Airways Group Inc. ("US Airways") filed for Chapter 11 bankruptcy protection. AT&T Broadband Group leased airplanes under leveraged lease arrangements to US Airways. Under the leveraged leases, the leased assets are secured with debt which is non-recourse to AT&T Broadband Group. In connection with the bankruptcy filing, US Airways rejected its leases with AT&T Broadband Group. AT&T Broadband Group recorded an after-tax loss of approximately $39 on such leases during the third quarter of 2002.

                                                                     (continued)

                              AT&T BROADBAND GROUP
                     (an integrated business of AT&T Corp.)

                     Notes to Combined Financial Statements

                              (Dollars in millions,
              except per share amounts and unless otherwise noted)
                                  (Unaudited)

(12) Subsequent Events
     -----------------

     On November 7, 2002, certain creditors of At Home Corporation filed a class action against AT&T in California state court asserting claims relating to the conduct of AT&T and its designees on the At Home Corporation board of directors in connection with At Home Corporation's declaration of bankruptcy and subsequent efforts to dispose of some of its businesses or assets, as well as in connection with other aspects of AT&T's relationship with At Home Corporation. Liability (if any) arising from this lawsuit would be shared equally between AT&T and AT&T Broadband Group, and then following the AT&T Comcast Merger, any such liability would be shared equally between AT&T and New Comcast.

     In October 2002, AT&T Broadband Group transferred to AT&T, through combined attributed net assets, $91, representing half of the liability, net of related deferred taxes, resulting from the deconsolidation of At Home Corporation in 2001.

     On November 15, 2002, exchangeable notes that were indexed to a portion of holdings of Vodafone securities matured. Prior to the settlement, the carrying value of the notes was $489. These notes were settled with 26 million shares of Vodafone ADR's. Approximately 21 million shares of Vodafone ADR's used in the settlement were accounted for as "trading" securities and the remaining shares were accounted for as "available-for-sale" under SFAS 115. The settlement resulted in a pretax gain of approximately $27.

     On December 9, 2002, UAL Corp ("UAL") filed for Chapter 11 bankruptcy protection. AT&T Broadband Group leases airplanes under leveraged leases to UAL. Under a leveraged lease, the assets are secured with debt, which is non-recourse to AT&T Broadband Group. In connection with the bankruptcy filing, UAL can reject or reaffirm its leases. AT&T Broadband Group does not know if the leases will be rejected or affirmed. If the leases are rejected and the non-recourse debtholder forecloses on the assets, AT&T Broadband Group could incur an after-tax loss of approximately $33 million based on September 30, 2002 balances.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

AT&T Broadband Group is an integrated business of AT&T Corp. and not a stand-alone entity. AT&T Broadband Group consists primarily of the assets, liabilities and business of AT&T Broadband, LLC, and MediaOne Group, Inc. ("MediaOne"). As of September 30, 2002, AT&T Broadband, LLC and MediaOne were both separate subsidiaries of AT&T. AT&T Broadband Group is one of the nation's largest broadband communications providers, providing cable television, high-speed cable Internet and broadband telephone services.

On November 18, 2002, AT&T and Comcast Holdings Corporation (formerly named Comcast Corporation) ("Old Comcast") completed the combination of Old Comcast and AT&T Broadband Corp., a newly formed company for AT&T's broadband business, (the "AT&T Comcast Merger"). The AT&T Comcast Merger occurred in several steps. First, AT&T assigned and transferred to AT&T Broadband Corp. substantially all of the assets, liabilities and businesses of AT&T Broadband Group. Following the transfer, AT&T spun off AT&T Broadband Corp. to AT&T shareholders (the "AT&T Broadband Spin-Off"). Immediately following the AT&T Broadband Spin-Off, AT&T Broadband Corp. and Old Comcast were merged into separate subsidiaries of Comcast Corporation (formerly named AT&T Comcast Corporation ) ("New Comcast"). AT&T shareholders received 0.3235 of a share of New Comcast Corporation Class A common stock for each share of AT&T common stock owned at the close of business on November 15, 2002.

AT&T Broadband Group's revenue is derived primarily from the provision of analog and digital video services, high-speed cable Internet services and broadband telephone services. AT&T Broadband Group also charges customers for installation of equipment into their homes. Additionally, AT&T Broadband Group derives revenue from the sale of advertising time via ad avails on certain cable networks. AT&T Broadband Group sells its services on an individual basis as well as through packages or on a bundled basis. AT&T Broadband Group expects revenue will continue to increase in the future as a result of increases in customers for its various services as well as rate increases. AT&T Broadband Group anticipates that the mix of its customers will change over time as the number of customers receiving advanced services (broadband telephone and high-speed cable Internet services) increases. Accordingly, AT&T Broadband expects revenue from advanced services to increase as a percentage of total revenue over time.

Operating expenses consist of service costs and selling, general and administrative expenses attributable to management of its customer base. Service costs include fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel, franchise fees, plant operating costs, high-speed data network transport and Internet service costs, access and interconnection costs and local and long-distance wholesale costs. Programming fees have historically increased at rates in excess of inflation. AT&T Broadband Group expects video programming costs will continue to increase. Competitive factors may limit AT&T Broadband Group's ability to recover increases in programming costs through rate increases to video customers. Selling, general and administrative expenses directly attributable to AT&T Broadband Group's cable television systems include wages and salaries for customer service and administrative personnel, and expenses related to billing, marketing, advertising sales and office administration.

Prior to the AT&T Comcast Merger, AT&T Broadband Group's operations were dependent on cash infusions from AT&T in order for AT&T Broadband Group to operate and execute on its business and growth strategies. Immediately prior to the AT&T Comcast Merger, substantially all of the assets and liabilities of AT&T Broadband Group were assigned and transferred to AT&T Broadband Corp. which was then merged into New Comcast.

Debt attributed to AT&T Broadband Group includes the third party obligations of AT&T Broadband, LLC (formerly TCI) and MediaOne and monetization debt backed by assets held by AT&T Broadband Group. Additional intercompany debt was allocated to AT&T Broadband Group to achieve a total debt level based on several factors, including prospective financing requirements, desired stand-alone credit profile, working capital and capital expenditure requirements, expected sources of future deleveraging, and comparable company profiles. Changes in historical intercompany debt are based on historical cash flows. Such cash flows include capital expenditures, operating activities, and investments in cable companies. The historical interest expense on the allocated intercompany debt was calculated based on a rate intended to be equivalent to the rate AT&T Broadband Group would receive if it were a stand-alone entity.

Critical Accounting Policies

AT&T Broadband Group's financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to revenue recognition, allowances for doubtful accounts, the carrying values and useful lives of property, plant and equipment, internal use software and intangible assets, investments, derivative contracts, pension and other postretirement benefits and income taxes. Management based its estimates and judgment on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion of accounting policies that may involve a higher degree of judgment or complexity, refer to AT&T Broadband Group's "Management Discussion and Analysis of Results of Operations and Financial Condition" for the year ended December 31, 2001.


Operating Results

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, the effects of the AT&T Comcast merger. As a result of the AT&T Comcast transaction, the historical results of operations of AT&T Broadband Group for the three and nine months ended September 30, 2002 and 2001 may not be indicative of AT&T Broadband Group's future results of operations.

The comparison of results for the third quarter and nine months ended September 30, 2002, with the corresponding periods in 2001 was impacted by events, such as net cable dispositions, which affect comparability. In 2001, AT&T Broadband Group disposed of several cable systems, which were therefore not included in 2002 results, but were included in the prior period results until the date of disposition.

Comparability was also impacted by the deconsolidation of At Home Corporation ("Excite@Home"). In 2001, Excite@Home was fully consolidated for the period from January 1, 2001 through September 28, 2001, the date that Excite@Home filed for Chapter 11 bankruptcy protection. As a result of the bankruptcy and AT&T removing its members from the Excite@Home board of directors, AT&T Broadband Group no longer consolidated Excite@Home as of September 30, 2001.


Revenue
Revenue for the third quarter 2002 of $2,547 million remained relatively consistent as compared to the third quarter of 2001. Revenue increases due to growth in advanced services (broadband telephone and high-speed cable Internet services) of $131 million and a basic cable rate increase on January 1, 2002 were offset by a decline of $107 million due to the impact of the deconsolidation of Excite@Home, the effects of 2001 net cable dispositions of $38 million and a loss of basic subscribers.

Revenue decreased $244 million, or 3%, for the nine months ended September 30, 2002 compared to the corresponding prior year period. Such decrease resulted primarily from a decline in revenue of $626 million due to the 2001 net cable dispositions and $332 million due to the impact of the deconsolidation of

Excite@Home. Such decreases were largely offset by $464 million of growth from advanced services and a $222 million increase in video services. The increase in basic video services was primarily due to an increase in digital video services, a basic cable rate increase, as well as increased advertising and pay-per-view revenue, partially offset by subscriber losses.

Customers of AT&T Broadband Group consisted of the following (in millions):

                                                      September 30
                                                 2002           2001
      Basic cable service                        13.1           13.7
      Homes passed                               25.1           24.6
      Digital video service                       4.2            3.2
      High-speed cable Internet service           1.9            1.4
      Broadband telephone service                 1.3            0.9

The decrease in the number of homes passed and basic cable customers results primarily from the 2001 cable dispositions, increased competition and, to a lesser extent, current economic conditions. A continued loss of basic subscribers could have a significant impact on projected growth in revenue and net losses. Growth in revenue is largely dependent on AT&T Broadband Group's ability to offer advanced services, and the completion of AT&T Broadband Group's plant upgrade is an important factor in offering such services. Failure to complete AT&T Broadband Group's plant upgrade as anticipated could have a significant adverse impact on future revenue growth and net losses.

Cost of Services
Cost of services for the third quarter of 2002 of $1,298 million remained relatively consistent as compared to the third quarter of 2001. Cost of services decreases due to the deconsolidation of Excite@Home of $108 million and the effects of the 2001 net cable dispositions of $23 million were offset by higher programming costs.

Cost of services decreased $356 million, or 8%, for the nine months ended September 30, 2002 compared to the corresponding prior year period. The decrease was primarily due to the effects of the 2001 net cable dispositions of $346 million and the impact of the deconsolidation of Excite@Home of $308 million. Such decreases were partially offset by higher cable programming costs due to higher rates, as well as to higher bad debt expense, and higher salary and benefit costs.

Selling, General and Administrative
Selling, general and administrative expenses increased $87 million, or 14% for the third quarter of 2002 compared to the third quarter of 2001. The increase resulted primarily from $106 million of AT&T Comcast Merger related costs recorded in 2002, offset by the $23 million impact from the deconsolidation of Excite@Home.

Selling, general and administrative expenses increased $86 million, or 4% for the nine months ended September 30, 2002 compared to the corresponding prior year period. The increase resulted from $239 million of AT&T Comcast Merger related costs recorded in 2002 and increased customer care costs. Such increase was partially offset by the $77 million impact from the deconsolidation of Excite@Home, $52 million from 2001 net cable disposition and cost control efforts.

Depreciation and Amortization
Depreciation and amortization expense declined $403 million and $1,429 million or 35% and 39%, for the third quarter and first nine months of 2002, respectively, compared to the corresponding prior year periods. The decline in both periods was primarily due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") as of January 1, 2002, which eliminated the amortization of goodwill and franchise costs. In the third quarter and first nine months of 2001, AT&T Broadband Group recorded $441 million and $1,392 million of amortization expense on goodwill and franchise costs. The effects of the deconsolidation of

Excite@Home and the 2001 net cable dispositions also contributed to the declines. The declines were partially offset by increased depreciation expense due to a higher asset base resulting from continued infrastructure investment. Total capital expenditures were $1,031 million and $746 million for the third quarter of 2002 and 2001, respectively, and $2,718 million and $2,521 million for the first nine months of 2002 and 2001, respectively.

Goodwill and Franchise Impairment Charges
In the second quarter of 2002, AT&T Broadband Group noted significant changes in the general business climate as evidenced by the severe downward movement in the U.S. stock market (including the decline in values of publicly traded cable industry stocks). At June 30, 2002, five cable competitors as a group experienced an average decline in total market capitalization of over 20% since January 1, 2002. AT&T Broadband Group also witnessed corporate bankruptcies. AT&T Broadband Group believed these factors coupled with the then pending AT&T Comcast Merger created a "trigger event" which necessitated the testing of goodwill and franchise costs for impairment as of the end of the second quarter.

AT&T Broadband Group assessed impairment on the same principles employed during the initial adoption of SFAS 142. Such testing resulted in the recognition of a $12,298 million franchise cost impairment charge and a $4,227 million goodwill impairment charge (aggregating to $11,781 million after-tax) recorded in goodwill and franchise impairment charges in the accompanying combined statement of operations.

Asset Impairment, Restructuring and Other Charges
For the three months ended September 30, 2002, AT&T Broadband Group had no asset impairment, restructuring and other charges. For the nine months ended September 30, 2002, AT&T Broadband Group recorded $56 million of asset impairment, restructuring and other charges associated with efforts to reorganize and streamline certain centralized and field functions. The $56 million includes headcount reductions of $42 million associated with employee separation costs resulting from this exit plan, $27 million in connection with facility closings and $4 million for other charges. These charges were partially offset by the reversal of $17 million related to the business restructuring plan from the third quarter of 2001 which was due to the redeployment of certain employees to different functions within AT&T Broadband Group. Approximately 900 employees will be involuntarily separated in conjunction with this exit plan. Approximately 75% of the affected employees are management employees and 25% are non-management employees. Approximately 80% of the affected employees have left their positions as of September 30, 2002 with the remaining reductions expected to occur throughout the remainder of 2002. More than $34 million of termination benefits were paid to employees during the first nine months of 2002 related to this plan.

The restructuring and exit plan recorded in 2002 is expected to yield cash savings of approximately $4 million (net of severance benefit payouts) in 2002. There will be no benefit to operating loss (net of restructuring charges recorded) in 2002.

During the third quarter of 2001, $399 million of net restructuring and other charges were recorded by Excite@Home. Included in these charges were $376 million of asset impairment charges and $23 million of restructuring and exit costs, primarily due to continued weakness in the on-line media market and the bankruptcy filing of Excite@Home. These charges included the write-off of goodwill and other intangible assets, warrants granted in connection with distributing the Excite@Home service and fixed assets.

Net restructuring and other charges for the nine months ended September 30, 2001, totaled $1,494 million. The charge included $1,171 million of asset impairment charges related to Excite@Home, $323 million for restructuring and exit costs, which consisted of $151 million for severance costs, $156 million for facility closings and $16 million primarily related to termination of contractual obligations.

The severance costs, for approximately 7,700 employees, primarily resulted from synergies created by the MediaOne merger as well as continued cost reduction efforts by Excite@Home. These business restructuring plans were substantially completed by March 31, 2002.


Investment income (expense), net
Investment income (expense), net changed from an expense of $420 million for the third quarter of 2001 to income of $45 million for the third quarter of 2002. The change resulted from a favorable impact of $444 million in net gains/losses on sales of businesses and investments primarily resulting from a $392 million loss recognized in 2001 on Vodafone ADRs, which were used to settle exchangeable notes that matured during the third quarter of 2001.

Investment income (expense), net for the first nine months of 2002 was $1,172 million of expense compared with $1,265 million of expense for the first nine months of 2001. Investment expense for the first nine months of 2002 consisted primarily of cost method investment impairment charges of $1,272 million related to investments in Cablevision Systems Corporation, Comcast, Vodafone plc and Microsoft Corporation offset by $96 million of dividend and interest income. Investment expense for the first nine months of 2001 consisted of a $451 million net loss on sales of businesses and investments (primarily a $392 million loss recognized on Vodafone ADRs, which were used to settle exchangeable notes that matured) and an $838 million loss from the settlement and mark-to-market on the Excite@Home put obligations, offset by $112 million of dividend and interest income.

Other income (expense), net
Other income (expense), net for the third quarter of 2002 was $192 million of income compared with $168 million of income for the third quarter of 2001. The increase resulted primarily from an increase in gains from the ongoing fair value adjustments of derivative instruments.

Other income (expense), net for the nine months ended September 30, 2002 was income of $523 million compared to an expense of $891 million for the same period in 2001. Effective January 1, 2001, in conjunction with the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") AT&T Broadband Group reclassified certain investment securities, which support debt that is indexed to those securities, from "available-for-sale" to "trading." As a result, AT&T Broadband Group recorded a pre-tax loss of $1,154 million reflecting the initial reclassification impact of the adoption of SFAS 133. Also contributing to the change was an increase in gains from the ongoing fair value adjustments of derivative instruments of $269 million.

Interest Expense
Interest expense remained relatively consistent for the third quarter of 2002 compared to the third quarter of 2001.

Interest expense decreased $236 million to $1,111 million for the nine months ended September 30, 2001 compared to the corresponding prior year period. The decrease was primarily due to a lower average debt balance in 2002 compared with 2001, reflecting debt reduction efforts.

Benefit for Income Taxes
The benefit for income taxes for the third quarter of 2002 was $30 million, compared with a benefit of $1,036 million for the third quarter of 2001. The effective income tax rate for the third quarter of 2002 was 9.2%, compared to 64.3% for the third quarter of 2001. The third quarter of 2002 effective tax rate was negatively affected by impacts of charges recorded in connection with certain investments in leveraged leases. The third quarter 2001 effective tax rate was positively impacted by a net tax benefit related to Excite@Home, including a benefit from deconsolidation, partially offset by the prior consolidation of its operating losses, for which the company was unable to record tax benefits.

The benefit for income taxes for the nine months ended September 30, 2002, was $5,536 million, compared with a benefit of $3,214 million for the corresponding prior year period. The effective income tax rate for the nine months ended September 30, 2001 was 29.2% compared to 45.5% for the corresponding prior year. The 2002 effective tax rate was negatively affected by the non tax-deductible goodwill impairment charge and by impacts of charges recorded in connection with certain investments in leveraged leases. The 2001 effective tax rate was positively impacted by a significant tax benefit related to Excite@Home, including a benefit from deconsolidation and the put obligation settlement with Cox and Comcast, partially offset by the prior consolidation of its operating losses for which the company was unable to record tax benefits. The effective tax rate was also positively impacted by a tax-free gain resulting from an exchange of AT&T stock for an entity owning certain cable systems and other assets with Comcast. Such positive impacts were partially offset by the amortization of non tax-deductible goodwill and non tax-deductible losses generated by Excite@Home.

Net Earnings (Losses) Related to Equity Investments
Net earnings (losses) related to equity investments, which are recorded net of income taxes, was $2 million of earnings for the third quarter of 2002 compared with losses of $53 million for the third quarter of 2001. The change is primarily due to lower losses recorded by equity investees in the third quarter of 2002 as compared with the third quarter of 2001. Also contributing to the change was the adoption of SFAS 142 on January 1, 2002. In accordance with SFAS 142, AT&T Broadband Group no longer amortizes excess basis related to nonconsolidated investments. This amortization totaled $12 million, net of income taxes, for the third quarter of 2001.

Net earnings (losses) related to equity investments, which are recorded net of income taxes, increased from a loss of $37 million for the nine months ended September 30, 2001 to $615 million for the nine months ended September 30, 2002. This increase was primarily due to $608 million after-tax investment impairment charges on equity method investments. Also contributing to the change was the adoption of SFAS 142 on January 1, 2002. In accordance with SFAS 142, AT&T Broadband Group no longer amortizes excess basis related to nonconsolidated investments. This amortization totaled $74 million, net of income taxes, for the first nine months of 2001.

Minority Interest and Dividends on Subsidiary Preferred Stock
Minority interest and dividends on subsidiary preferred stock, which is recorded net of income taxes, was $66 million of expense in the third quarter of 2002 compared with $169 million of income in the third quarter of 2001 and was $206 million of expense for the first nine months of 2002 compared with income of $905 million for the first nine months of 2001. These variances were due to income recorded in the three and nine months ended September 30, 2001, primarily related to losses generated by Excite@Home, including asset impairment charges that were attributable to the other shareholders of Excite@Home. In 2002, Excite@Home was not consolidated, therefore no minority interest income was recorded related to Excite@Home.

Extraordinary Gain
The year-to-date gain of $48 million, net of $30 million of income taxes, relates to $1.5 billion of trust preferred securities called for early redemption in the first half of 2002. The gains represent the difference between the carrying value of the debt and the cash paid to extinguish the debt.

Cumulative Effect of Accounting Change
Cumulative effect of accounting change, net of applicable income taxes, was a loss of $856 million for the nine months ended September 30, 2002, compared with a gain of $229 million for the nine months ended September 30, 2001. Effective January 1, 2002, AT&T Broadband Group adopted SFAS 142, and in accordance with SFAS 142, goodwill and franchise costs were tested for impairment by comparing the fair values to carrying values. As a result of the franchise cost impairment test, an impairment loss of $856 million, net of income taxes of $530 million, was recorded.

In the nine months ended September 30, 2001, the cumulative effect of accounting change represented the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and was attributable to fair value adjustments of equity derivative instruments related to indexed debt instruments and warrants held in public and private companies.


Liquidity and Capital Resources

Financing activities for AT&T Broadband Group have been managed by AT&T on a centralized basis. Prior to the AT&T Comcast Merger, AT&T Broadband Group's operations were dependent on cash infusions from AT&T in order for AT&T Broadband Group to operate and execute on its business and growth strategies. At the time of the AT&T Comcast Merger, substantially all of the assets and liabilities of AT&T Broadband Group were assigned and transferred to AT&T Broadband Corp. which was then merged into New Comcast. Sources for AT&T
Broadband Corp.'s future financing requirements may include cash flow from operations, borrowing of funds, including additional debt from its parent and/or third party debt. If economic conditions worsen or do not improve and/or competition and product substitution accelerate beyond current expectations, AT&T Broadband Group's cash flow from operations would decrease, negatively impacting liquidity.

Loans from AT&T to any member of the AT&T Broadband Group have been made at interest rates and on other terms and conditions intended to be substantially equivalent to the interest rates and other terms and conditions that AT&T Broadband Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T.
                                                                     (continued)



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

AT&T performed cash management functions on behalf of AT&T Broadband Group. Substantially all of AT&T Broadband Group's cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Transfers of cash to and from AT&T, after giving effect to the debt allocation methodology, have been reflected as a component of combined attributed net assets. Net transfers to or from AT&T were assumed to be settled in cash. Capital contributions from AT&T have been treated as non-cash and include acquisitions made by AT&T that have been attributed to AT&T Broadband Group and certain transactions in which AT&T issued AT&T common stock in exchange for net assets and obligations attributed to AT&T Broadband Group.

Net cash provided by operating activities for the nine months ended September 30, 2002 was $1,217 million, compared with net cash used in operating activities of $779 million for the corresponding prior year period. Net cash provided by operating activities for the nine months ended September 30, 2002 was due to net income of $1,895 million, exclusive of non-cash items and adjustments for net losses on sales of businesses and investments, offset by a change in other operating assets and liabilities of $678 million. Net cash used in operating activities for the nine months ended September 30, 2001 was due to the change in other operating assets and liabilities of $1,046 million offset by net income of $267 million, exclusive of non-cash items and adjustments for net gains on sales of businesses and investments.

Net cash used in investing activities for the nine months ended September 30, 2002 was $2,877 million compared with net cash provided by investing activities of $2,328 million for the corresponding prior year period. For the nine months ended September 30, 2002, AT&T Broadband Group's cash used in investing activities resulted primarily from capital expended for property and equipment, net of proceeds from disposals, of $2,718 million. For the nine months ended September 30, 2001, AT&T Broadband Group's net cash provided by investing activities resulted primarily from cash received from net acquisitions and dispositions of businesses of $4,812 million partially offset by capital expended for property and equipment, net of proceeds from disposals, of $2,521 million. Capital expenditures in both periods were primarily due to the continued expansion and upgrade of the network to provide advanced services.

Net cash provided by financing activities for the nine months ended September 30, 2002 was $1,660 million compared with net cash used in financing activities of $1,357 million for the corresponding prior year period. For the nine months ended September 30, 2002, AT&T Broadband Group received proceeds of $3,875 million from AT&T through short-term debt borrowings and transfers. AT&T Broadband Group used cash of $2,009 million to retire long-term debt and $255 million to pay dividends on preferred securities. For the nine months ended September 30, 2001, AT&T Broadband Group used cash of $905 million to retire long term debt, $440 million to reduce short-term debt to AT&T and $190 million to pay dividends on preferred securities. AT&T Broadband Group received proceeds of $178 million from the issuance of long-term debt and transfers from AT&T.

The continued expansion and upgrade of AT&T Broadband Group's network to provide advanced services will continue to require substantial capital. It is anticipated that AT&T Broadband Group's operating cash flows will not be sufficient to provide for AT&T Broadband Group's capital needs. In this regard, AT&T continued to provide funding to AT&T Broadband Group for capital expenditures not covered by cash flows from operations and divestments up to the date of the AT&T Comcast Merger.

At September 30, 2002, AT&T Broadband Group had current assets of $2,082 million and current liabilities of $13,334 million. A significant portion of the current liabilities, $10,152 million, relates to short-term debt of which $7,823 million was due to AT&T and $692 million was monetized by an investment, where such investment can be delivered in full satisfaction of the underlying debt.

As of September 30, 2002, total debt was $22,853 million of which $5,046 million was monetized by investments, where such investments can be delivered in full satisfaction of the underlying debt at the time of maturity.

On August 12, 2002, in connection with the AT&T Comcast Merger, AT&T filed a preliminary prospectus contemplating a potential offer to exchange an aggregate of $11.8 billion of AT&T's existing debt securities. The exchange offer involved two types of transactions. The first involved an exchange of certain series of AT&T notes for new notes that would ultimately become obligations of AT&T Broadband Corp. Comcast and certain of its subsidiaries would guarantee these obligations upon completion of the AT&T Comcast Merger. The second involved an exchange of other series of AT&T notes for new notes that would remain obligations of AT&T.

On October 4, 2002, AT&T and Comcast commenced the exchange offer. On November 14, 2002, the exchange offer was consummated with $3.5 billion of AT&T debt exchanged for AT&T Broadband debt which were obligations of AT&T and AT&T Broadband Corp. Effective as of the date of the AT&T Comcast Merger, the AT&T Broadband debt became primary obligations of AT&T Broadband Corp. and became fully and unconditionally guaranteed by New Comcast and certain of its subsidiaries. Such debt ultimately reduced the amount that AT&T Broadband Group was required to pay AT&T on the date of the AT&T Comcast Merger. In the exchange offer, $4.7 billion of debt was exchanged for new AT&T debt. Neither AT&T, AT&T Broadband Group, nor any other entity received any proceeds from the issuance of the new notes in the exchange offer.

In August 2002, AT&T and Comcast Corporation reached an agreement with AOL Time Warner to restructure the Time Warner Entertainment ("TWE") partnership. As part of the AT&T Broadband merger agreement, AT&T Comcast assumed AT&T's interest in TWE upon the closing of the AT&T Comcast Merger. Under the TWE agreement, AT&T Broadband will receive $2.1 billion in cash, $1.5 billion in common stock of AOL Time Warner, Inc. and an effective 21% equity interest in a new cable company. This agreement is expected to close in the first quarter of 2003.


Financial Condition

Total assets were $82,421 million as of September 30, 2002, which represented a decrease of $20,766 million compared to December 31, 2001. This decrease was largely driven by a $13,684 million decrease in franchise costs and a $4,227 million decrease in goodwill, reflecting the asset impairment charges under SFAS
142. Investment impairment charges of $2,261 million also contributed to the decrease.

Total liabilities were $47,065 million as of September 30, 2002, representing a decrease of $5,936 million compared to December 31, 2001. The decrease was primarily a result of $5,591 million of lower deferred taxes, primarily resulting from deferred tax benefits associated with the impairment of franchise costs and certain investments.

Minority interest decreased $2,088 million to $1,214 million at September 30, 2002 as compared to December 31, 2001. The decrease was primarily due to the exchange and redemption of all TCI Pacific preferred shares for AT&T common shares.

Combined attributed net assets were $29,414 million as of September 30, 2002, which represented a decrease of $12,750 million compared to December 31, 2001. The decrease was primarily due to the net loss of AT&T Broadband Group. Such decrease was partially offset by contributions from AT&T.

At the time of the AT&T Broadband Spin-Off, Microsoft Corporation ("Microsoft") exchanged the $5 billion company-obligated convertible quarterly income preferred securities for shares of AT&T Broadband Corp. common stock, which were converted at the AT&T Comcast Merger into 115 million shares of New Comcast common stock.

Risk Management

AT&T Broadband Group is exposed to market risk from changes in interest rates, as well as changes in equity prices associated with previously affiliated companies. In addition, AT&T Broadband Group is exposed to market risk from fluctuations in the prices of securities, some of which have been monetized through the issuance of debt. On a limited basis, certain derivative financial instruments, including interest rate swaps, equity hedges and options are used to manage these risks. Financial instruments are not used for trading or speculative purposes. All financial instruments are used in accordance with AT&T board-approved policies.

AT&T Broadband Group has certain notes which are indexed to the market price of equity securities owned by AT&T Broadband Group. Certain of these notes contain embedded derivatives, while other debt was issued in conjunction with net purchased options. Changes in the market prices of these securities result in changes in the fair value of the derivatives. Assuming an upward 10% change in the market price of these securities, the fair value of the combined collars and underlying debt would increase by $308 million at September 30, 2002. The changes in fair value referenced above does not represent the actual change in fair value AT&T Broadband Group would incur under normal market conditions because all variables other than the equity prices were held constant in the calculations.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations ("SFAS 143")." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for AT&T Broadband Group means the standard will be adopted on January 1, 2003. AT&T Broadband Group does not expect that the adoption of this statement will have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13 and Technical Corrections." SFAS No. 145 eliminates the requirement (in SFAS No. 4) that gains and losses from the extinguishments of debt be aggregated and classified as extraordinary items, net of the related income tax. An entity is not prohibited from classifying such gains and losses as extraordinary items, as long as they met the criteria of APB No. 30. In addition, SFAS No. 145 requires sale-lease back treatment for certain modifications of a capital lease that result in the lease being classified as an operating lease. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002, which for AT&T Broadband Group would be January 1, 2003. Earlier application is encouraged. Any gain or loss on extinguishment of debt that was previously classified as an extraordinary item would be reclassified to other income (expense). The remainder of the statement is generally effective for transactions occurring after May 15, 2002. AT&T Broadband Group does not expect that the adoption of SFAS No. 145 will have a material impact on its results of operations, financial position or cash flows.

On June 28, 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities. This statement includes the restructuring activities that are currently accounted for pursuant to the guidance set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred ina Restructuring)," costs related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated-nullifying the guidance under EITF 94-3. Under SFAS No. 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002, with earlier application encouraged. Previously issued financial statements will not be restated. The provisions of EITF 94-3 shall continue to apply for exit plans initiated prior to the adoption of SFAS No. 146. Accordingly, the initial adoption of SFAS No. 146 will not have an effect on AT&T Broadband Group's results of operations, financial position or cash flows. Liabilities associated with future exit and disposal activities will not be recognized until actually incurred.

Subsequent Events

On November 7, 2002, certain creditors of At Home Corporation filed a class action against AT&T in California state court asserting claims relating to the conduct of AT&T and its designees on the At Home Corporation board of directors in connection with At Home Corporation's declaration of bankruptcy and subsequent efforts to dispose of some of its businesses or assets, as well as in connection with other aspects of AT&T's relationship with At Home Corporation. Liability (if any) arising from this lawsuit would be shared equally between AT&T and AT&T Broadband Group, and then following the AT&T Comcast Merger, any such liability would be shared equally between AT&T and New Comcast.

In October 2002, AT&T Broadband Group transferred to AT&T, through combined attributed net assets, $91 million, representing half of the liability, net of related deferred taxes, resulting from the deconsolidation of At Home Corporation in 2001.

On November 15, 2002, exchangeable notes that were indexed to a portion of holdings of Vodafone securities matured. Prior to the settlement, the carrying value of the notes was $489 million. These notes were settled with 26 million shares of Vodafone ADR's. Approximately 21 million shares of Vodafone ADR's used in the settlement were accounted for as "trading" securities and the remaining shares were accounted for as "available-for-sale" under SFAS 115.

On December 9, 2002, UAL Corp ("UAL") filed for Chapter 11 bankruptcy protection. AT&T Broadband Group leases airplanes under leveraged leases to UAL. Under a leveraged lease, the assets are secured with debt, which is non-recourse to AT&T Broadband Group. In connection with the bankruptcy filing, UAL can reject or reaffirm its leases. AT&T Broadband Group does not know if the leases will be rejected or affirmed. If the leases are rejected and the non-recourse debtholder forecloses on the assets, AT&T Broadband Group could incur an after-tax loss of approximately $33 million based on September 30, 2002 balances.


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